Exhibit T3A-9

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF INCORPORATION
(SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

Laguna Star Holdco 1 Ltd

BVI COMPANY NUMBER: 2011095

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 16th day of February, 2019.

Date: 16th day of April, 2019	for REGISTRAR OF CORPORATE AFFAIRS

By:
Name:
Title: